Exhibit 4.6.2
Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.
FIRST AMENDMENT TO SOURCING SERVICES AGREEMENT – JS GLOBAL

This FIRST AMENDMENT TO SOURCING SERVICES AGREEMENT – JS GLOBAL (this “Amendment No. 1”), effective as of January 1, 2024 (the “Effective Date”), is entered into by and between SharkNinja (Hong Kong) Company Limited, a private company limited by shares incorporated in Hong Kong (“SharkNinja”) and JS Global Trading HK Limited, a private company limited by shares incorporated in Hong Kong (“JSG”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, SharkNinja and JSG have entered into that certain Sourcing Services Agreement – JS Global, dated as of July 29, 2023 and effective as of July 31, 2023 (the “SSA”), pursuant to which JSG provides to SharkNinja certain supply chain and product sourcing services, as more fully set forth therein; and

WHEREAS, SharkNinja and JSG wish to amend the SSA to modify Schedule 1 thereto (i.e., the schedule of Approved OEMs, as defined in the SSA).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment No. 1 shall have the meaning set forth in the SSA.
2.Amendment. Schedule 1 to the SSA is hereby, effective as of the Effective Date, amended such that the following Third Parties are deleted from Schedule 1: [***] (i.e., for clarity, such Third Parties are not, effective as of the Effective Date, Approved OEMs under the SSA).
3.Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the SSA shall remain in full force and effect.
4.Counterparts; Electronic or Facsimile Signatures. This Amendment No. 1 may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
* * * * *
[End of page intentionally left blank]

    IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by the authorized representatives of the Parties as of dates indicated below, and is effective as of the Effective Date.
SHARKNINJA (HONG KONG) COMPANY LIMITED

By:     _/s/ Lawrence Flynn
Name:    Lawrence Flynn
Title:    Director

JS GLOBAL TRADING HK LIMITED

By:    _/s/ Han Run
Name:    Han Run
Title:    Director

[Signature Page to First Amendment to Sourcing Services Agreement – JS Global]